Exhibit 99.3
FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors of Encore Energy Partners GP LLC
and Unitholders of Encore Energy Partners LP:
We have audited the accompanying consolidated balance sheets of Encore Energy Partners LP (the “Partnership”) as of December 31, 2008 and 2007, and the related consolidated statements of operations, partners’ equity and comprehensive income, and cash flows for each of the three years in the period ended December 31, 2008. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Encore Energy Partners LP at December 31, 2008 and 2007, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.
As discussed in Note 2 to the consolidated financial statements, effective January 1, 2007, the Partnership adopted Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109.”
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Partnership’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 24, 2009 expressed an unqualified opinion thereon.
/s/ Ernst & Young LLP
Fort Worth, Texas
May 7, 2009

ENCORE ENERGY PARTNERS LP
CONSOLIDATED BALANCE SHEETS
(in thousands, except unit amounts)

	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$619	$3
Accounts receivable:
Trade	15,671	23,845
Affiliate	856	3,290
Derivatives	75,131	3,713
Other	1,022	543

Total current assets	93,299	31,394

Properties and equipment, at cost — successful efforts method:
Proved properties, including wells and related equipment	542,938	519,654
Unproved properties	67	298
Accumulated depletion, depreciation, and amortization	(107,616)	(68,773)

	435,389	451,179

Other property and equipment	802	510
Accumulated depreciation	(240)	(68)

	562	442

Goodwill	4,500	4,500
Other intangibles, net	3,662	3,969
Derivatives	38,497	21,875
Other	1,457	2,263

Total assets	$577,366	$515,622

LIABILITIES AND PARTNERS’ EQUITY

Current liabilities:
Accounts payable:
Trade	$1,036	$1,915
Affiliate	2,174	6,709
Accrued liabilities:
Lease operations expense	2,941	2,928
Development capital	856	3,387
Interest	126	147
Production, ad valorem, and severance taxes	10,336	6,358
Marketing	36	1,578
Derivatives	1,297	865
Oil and natural gas revenues payable	1,287	618
Other	1,470	2,280

Total current liabilities	21,559	26,785

Derivatives	3,491	20,447
Future abandonment cost, net of current portion	9,076	8,376
Long-term debt	150,000	47,500
Other	614	219

Total liabilities	184,740	103,327

Commitments and contingencies (see Note 4)

Partners’ equity:
Limited partners - 33,077,610 and 24,187,679 common units issued and outstanding, respectively	394,693	408,446
General partner - 504,851 general partner units issued and outstanding	2,193	3,849
Accumulated other comprehensive loss	(4,260)	—

Total partners’ equity	392,626	412,295

Total liabilities and partners’ equity	$577,366	$515,622

The accompanying notes are an integral part of these consolidated financial statements.

ENCORE ENERGY PARTNERS LP
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per unit amounts)

	Year Ended December 31,
	2008	2007	2006
Revenues:
Oil	$149,184	$86,319	$18,952
Natural gas	41,955	30,086	30,374
Marketing	5,324	8,582	—

Total revenues	196,463	124,987	49,326

Expenses:
Production:
Lease operating	28,863	21,684	7,058
Production, ad valorem, and severance taxes	19,218	11,972	4,068
Depletion, depreciation, and amortization	39,269	33,900	6,819
Exploration	194	124	22
General and administrative	12,774	12,698	2,195
Marketing	5,466	6,673	—
Derivative fair value loss (gain)	(96,880)	26,301	—
Other operating	1,489	1,249	682

Total expenses	10,393	114,601	20,844

Operating income	186,070	10,386	28,482

Other income (expenses):
Interest	(6,969)	(12,702)	—
Other	99	196	—

Total other expenses	(6,870)	(12,506)	—

Income (loss) before income taxes	179,200	(2,120)	28,482
Income tax provision	(618)	(78)	(260)

Net income (loss)	$178,582	$(2,198)	$28,222

Net income (loss) allocation (see Note 9):
Limited partners’ interest in net income (loss)	$163,070	$(18,877)

General partner’s interest in net income (loss)	$2,648	$(394)

Net income (loss) per common unit:
Basic	$5.33	$(0.79)
Diluted	$5.21	$(0.79)

Weighted average common units outstanding:
Basic	30,568	23,877
Diluted	31,938	23,877
The accompanying notes are an integral part of these consolidated financial statements.

ENCORE ENERGY PARTNERS LP
CONSOLIDATED STATEMENTS OF PARTNERS’ EQUITY AND COMPREHENSIVE INCOME
(in thousands, except per unit amounts)

				Accumulated Other
	Owner’s Net	Limited	General	Comprehensive	Total Partners’
	Equity	Partners	Partner	Loss	Equity
Balance at December 31, 2005	$112,535	$—	$—	$—	$112,535
Net income	28,222	—	—	—	28,222
Net distributions to owner	(33,105)	—	—	—	(33,105)
Equity adjustment due to combination of entities under common control	180	—	—	—	180

Balance at December 31, 2006	107,832	—	—	—	107,832
Contribution by EAC in connection with acquisition of Elk Basin Assets	103,062	—	—	—	103,062
Net contributions from owner	5,978	—	—	—	5,978
Equity adjustment due to combination of entities under common control	(1,306)	—	—	—	(1,306)
Net income attributable to owner related to pre-partnership and pre-IPO operations	16,778	—	—	—	16,778
Contribution of Permian Basin Assets by EAC	(26,229)	26,229	—	—	—
Allocation of owner’s net equity — Permian Basin Assets	(91,956)	90,118	1,838	—	—
Allocation of owner’s net equity — Permian and Williston Basin Assets	(96,877)	94,595	2,282	—	—
Allocation of owner’s net equity — Arkoma Basin Assets	(17,282)	16,874	408	—	—
Issuance of common units to public in IPO	—	213,116	—	—	213,116
Underwriting and offering costs in conjunction with IPO	—	(19,253)	(402)	—	(19,655)
Net loss attributable to unitholders subsequent to IPO	—	(18,587)	(389)	—	(18,976)
Non-cash unit-based compensation	—	6,665	139	—	6,804
Cash distributions to unitholders ($0.053 per unit)	—	(1,311)	(27)	—	(1,338)

Balance at December 31, 2007	—	408,446	3,849	—	412,295
Net contributions from owner	—	(5,429)	(145)	—	(5,574)
Deemed distributions to affiliates in connection with acquisition of the Permian and Williston Basin Assets	—	(122,083)	(2,944)	—	(125,027)
Issuance of common units in exchange for net profits interest in certain Crockett County properties	—	5,748	—	—	5,748
Non-cash unit-based compensation	—	5,180	83	—	5,263
Cash distributions to unitholders ($2.3111 per unit)	—	(73,234)	(1,167)	—	(74,401)
Components of comprehensive income:
Net income attributable to affiliates related to pre-partnership operations of the Permian and Williston Basin Assets	—	3,321	80	—	3,401
Net income attributable to unitholders	—	166,822	2,294	—	169,116
Net income attributable to affiliates related to pre-partnership operations of the Arkoma Basin Assets	—	5,922	143	—	6,065
Change in deferred hedge loss on interest rate swaps, net of tax of $15	—	—	—	(4,260)	(4,260)

Total comprehensive income					174,322

Balance at December 31, 2008	$—	$394,693	$2,193	$(4,260)	$392,626

The accompanying notes are an integral part of these consolidated financial statements.

ENCORE ENERGY PARTNERS LP
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31,
	2008	2007	2006
Cash flows from operating activities:
Net income (loss)	$178,582	$(2,198)	$28,222
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depletion, depreciation, and amortization	39,269	33,900	6,819
Non-cash exploration expense	13	23	22
Non-cash unit-based compensation expense	5,232	6,804	—
Non-cash derivative loss (gain)	(92,286)	27,543	—
Deferred taxes	341	16	260
Other	899	597	80
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	10,486	(15,135)	4,438
Current derivatives	(9,586)	(2,700)	—
Other current assets	(176)	(417)	(30)
Long-term derivatives	(6,881)	(19,717)	—
Other assets	578	(812)	—
Accounts payable	(5,042)	3,268	—
Other current liabilities	2,507	8,809	110

Net cash provided by operating activities	123,936	39,981	39,921

Cash flows from investing activities:
Purchases of other property and equipment	(315)	(510)	—
Acquisition of oil and natural gas properties	(102)	(357,635)	(444)
Development of oil and natural gas properties	(19,839)	(19,350)	(6,372)

Net cash used in investing activities	(20,256)	(377,495)	(6,816)

Cash flows from financing activities:
Proceeds from issuance of common units, net of issuance costs	—	193,461	—
Proceeds from long-term debt, net of issuance costs	243,310	270,758	—
Payments on long-term debt	(141,000)	(225,000)	—
Deemed distributions to affiliates in connection with acquisition of the Permian and Williston Basin Assets	(125,027)	—	—
Cash distributions to unitholders	(74,401)	(1,338)	—
Contribution by EAC in connection with purchase of Elk Basin Assets	—	93,658	—
Net contributions from (distributions to) owner related to pre-partnership or pre-IPO operations	(5,574)	5,978	(33,105)
Change in cash overdrafts	(372)	—	—

Net cash provided by (used in) financing activities	(103,064)	337,517	(33,105)

Increase in cash and cash equivalents	616	3	—
Cash and cash equivalents, beginning of period	3	—	—

Cash and cash equivalents, end of period	$619	$3	$—

The accompanying notes are an integral part of these consolidated financial statements.

ENCORE ENERGY PARTNERS LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 1. Formation of the Partnership and Description of Business
     Encore Energy Partners LP (together with its subsidiaries, “ENP”), a Delaware limited partnership, was formed in February 2007 by Encore Acquisition Company (together with its subsidiaries, “EAC”), a publicly traded Delaware corporation, to acquire, exploit, and develop oil and natural gas properties and to acquire, own, and operate related assets. Also in February 2007, Encore Energy Partners GP LLC (the “General Partner”), a Delaware limited liability company and indirect wholly owned subsidiary of EAC, was formed to serve as the general partner of ENP, and Encore Energy Partners Operating LLC (“OLLC”), a Delaware limited liability company and direct wholly owned subsidiary of ENP, was formed to own and operate ENP’s properties. ENP’s properties - and oil and natural gas reserves — are located in four core areas:
•	the Big Horn Basin in Wyoming and Montana, primarily in the Elk Basin field (the “Elk Basin Assets”);

•	the Permian Basin in West Texas;

•	the Williston Basin in North Dakota; and

•	the Arkoma Basin in Arkansas.
Initial Public Offering and Concurrent Transactions
     In September 2007, ENP completed its initial public offering (“IPO”) of 9,000,000 common units at a price to the public of $21.00 per unit. In October 2007, the underwriters exercised their over-allotment option to purchase an additional 1,148,400 common units. The net proceeds of approximately $193.5 million, after deducting the underwriters’ discount and a structuring fee of approximately $14.9 million, in the aggregate, and offering expenses of approximately $4.7 million, were used to repay in full $126.4 million of outstanding indebtedness under a subordinated credit agreement with EAP Operating, LLC, and reduce outstanding borrowings under ENP’s revolving credit facility. Please read “Note 7. Long-Term Debt” for additional discussion of ENP’s long-term debt.
     At the closing of the IPO, the following transactions were completed:
(a)	ENP entered into a contribution, conveyance and assumption agreement (the “Contribution Agreement”) with the General Partner, OLLC, EAC, Encore Operating, L.P. (“Encore Operating”), a Texas limited partnership and indirect wholly owned subsidiary of EAC, and Encore Partners LP Holdings LLC, a Delaware limited liability company and direct wholly owned subsidiary of EAC. The following transactions, among others, occurred pursuant to the Contribution Agreement:
•	Encore Operating contributed certain oil and natural gas properties and related assets in the Permian Basin in West Texas (the “Permian Basin Assets”) to ENP in exchange for 4,043,478 common units; and

•	EAC agreed to indemnify ENP for certain environmental liabilities, tax liabilities, and title defects, as well as defects relating to retained assets and liabilities, occurring or existing before the closing.
These transfers and distributions were made in a series of steps outlined in the Contribution Agreement. In connection with the issuance of the common units by ENP in exchange for the Permian Basin Assets, the IPO, and the exercise of the underwriters’ option to purchase additional common units, the General Partner exchanged a certain number of common units for general partner units to enable it to maintain its then two percent general partner interest. The General Partner received the common units through capital contributions from EAC and its subsidiaries of common units they owned.
(b)	ENP entered into an administrative services agreement (the “Administrative Services Agreement”) with the General Partner, OLLC, Encore Operating, and EAC pursuant to which Encore Operating performs administrative services for ENP. Please read “Note 13. Related Party Transactions” for additional discussion regarding the Administrative Services Agreement.

(c)	The Encore Energy Partners GP LLC Long-Term Incentive Plan (the “LTIP”) was adopted by the board of directors of the General Partner. Please read “Note 10. Unit-Based Compensation Plans” for additional discussion regarding the LTIP.
Note 2. Summary of Significant Accounting Policies
Principles of Consolidation
     ENP’s consolidated financial statements include the accounts of its wholly owned subsidiaries. All material intercompany balances and transactions have been eliminated in consolidation.

ENCORE ENERGY PARTNERS LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     As discussed in “Note 1. Formation of the Partnership and Description of Business,” upon completion of ENP’s IPO, EAC contributed the Permian Basin Assets to ENP. The Permian Basin Assets are considered the predecessor to ENP (the “Predecessor”), and therefore, the historical results of operations of ENP include the results of operations of the Permian Basin Assets for all periods presented. The results of operations of the Elk Basin Assets have been included with those of ENP from the date of acquisition in March 2007.
     In February 2008, ENP completed the acquisition of certain oil and natural gas properties and related assets in the Permian Basin in West Texas and in the Williston Basin in North Dakota (the “Permian and Williston Basin Assets”) from Encore Operating. In January 2009, ENP completed the acquisition of certain oil and natural gas properties and related assets in the Arkoma Basin in Arkansas and royalty interests in Oklahoma, as well as 10,300 unleased mineral acres (the “Arkoma Basin Assets”) from Encore Operating. Please read “Note 3. Acquisitions” for additional discussion of these acquisitions.
     Because the Permian and Williston Basin Assets and the Arkoma Basin Assets were acquired from an affiliate, the acquisitions were accounted for as transactions between entities under common control, similar to a pooling of interests, whereby the assets and liabilities were recorded at Encore Operating’s historical cost and ENP’s historical financial information was recast to include the acquired properties for all periods presented. Accordingly, the consolidated financial statements and notes thereto reflect the combined historical results of ENP, the Permian Basin Assets, the Permian and Williston Basin Assets, and the Arkoma Basin Assets for all periods presented.
     The results of operations of the Arkoma Basin Assets related to pre-partnership operations were allocated to the EAC affiliates based on their respective ownership percentages in ENP’s general and limited partner units. The effect of recasting ENP’s consolidated financial statements to account for this common control transaction increased ENP’s net income by approximately $6.1 million in 2008, reduced ENP’s net loss by approximately $4.8 million for 2007, and increased ENP’s net income by approximately $5.8 million in 2006.
     ENP, the Permian Basin Assets, the Permian and Williston Basin Assets, and the Arkoma Basin Assets were wholly owned by EAC prior to the closing of the IPO, with the exception of management incentive units owned by certain executive officers of the General Partner.
Use of Estimates
     Preparing financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”) requires management to make certain estimations and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities in the consolidated financial statements and the reported amounts of revenues and expenses. Actual results could differ materially from those estimates.
     Estimates made in preparing these consolidated financial statements include, among other things, estimates of the proved oil and natural gas reserve volumes used in calculating depletion, depreciation, and amortization (“DD&A”) expense; the estimated future cash flows and fair value of properties used in determining the need for any impairment write-down; operating costs accrued; volumes and prices for revenues accrued; estimates of the fair value of unit-based compensation awards; and the timing and amount of future abandonment costs used in calculating asset retirement obligations. Changes in the assumptions used could have a significant impact on reported results in future periods.
Cash and Cash Equivalents
     Cash and cash equivalents include cash in banks, money market accounts, and all highly liquid investments with an original maturity of three months or less. On a bank-by-bank basis and considering legal right of offset, cash accounts that are overdrawn are reclassified to current liabilities and any change in cash overdrafts is shown as “Change in cash overdrafts” in the “Financing activities” section of ENP’s Consolidated Statements of Cash Flows.
     Prior to the formation of ENP, EAC provided cash as needed to support the operations of the predecessor properties and collected cash from sales of production. Net cash received or paid during each year by EAC for periods prior to the properties’ ownership by ENP is reflected as net contributions from owner or net distributions to owner on the accompanying Consolidated Statements of

ENCORE ENERGY PARTNERS LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Partners’ Equity and Comprehensive Income and Consolidated Statements of Cash Flows.
Supplemental Disclosures of Cash Flow Information
     The following table sets forth supplemental disclosures of cash flow information for the periods indicated:

	Year ended December 31,
	2008	2007	2006
	(In thousands)
Cash paid during the period for:
Interest	$6,614	$11,857	$—
Income taxes	—	—	—
Non-cash investing and financing activities:
Contribution of commodity derivative contracts from EAC	—	9,404	—
Contribution of Permian Basin Assets from EAC	—	26,229	—
Issuance of common units in connection with acquisition of net profits interest in certain Crockett County properties (a)	5,748	—	—
Issuance of common units in connection with acquisition of the Permian and Williston Basin Assets (a)	125,027	—	—

(a)	Please read “Note 3. Acquisitions” for additional discussion.
Accounts Receivable
     Trade accounts receivable, which are primarily from oil and natural gas sales, are recorded at the invoiced amount and do not bear interest. ENP routinely reviews outstanding accounts receivable balances and assesses the financial strength of its customers and records a reserve for amounts not expected to be fully recovered. Actual balances are not applied against the reserve until substantially all collection efforts have been exhausted. At December 31, 2008 and 2007, ENP had no allowance for doubtful accounts.
Properties and Equipment
     Oil and Natural Gas Properties. ENP uses the successful efforts method of accounting for its oil and natural gas properties under Statement of Financial Accounting Standards (“SFAS”) No. 19, "Financial Accounting and Reporting by Oil and Gas Producing Companies” (“SFAS 19”). Under this method, all costs associated with productive and nonproductive development wells are capitalized. Exploration expenses, including geological and geophysical expenses and delay rentals, are charged to expense as incurred. Costs associated with drilling exploratory wells are initially capitalized pending determination of whether the well is economically productive or nonproductive.
     If an exploratory well does not find reserves or does not find reserves in a sufficient quantity as to make them economically producible, the previously capitalized costs would be expensed in ENP’s Consolidated Statements of Operations and shown as a non-cash adjustment to net income in the “Operating activities” section of ENP’s Consolidated Statements of Cash Flows in the period in which the determination was made. If an exploratory well finds reserves but they cannot be classified as proved, ENP continues to capitalize the associated cost as long as the well has found a sufficient quantity of reserves to justify its completion as a producing well and sufficient progress is being made in assessing the reserves and the operating viability of the project. If subsequently it is determined that these conditions do not continue to exist, all previously capitalized costs associated with the exploratory well would be expensed and shown as a non-cash adjustment to net income in the “Operating activities” section of ENP’s Consolidated Statements of Cash Flows in the period in which the determination was made. Re-drilling or directional drilling in a previously abandoned well is classified as development or exploratory based on whether it is in a proved or unproved reservoir. Costs for repairs and maintenance to sustain or increase production from the existing producing reservoir are charged to expense as incurred. Costs to recomplete a well in a different unproved reservoir are capitalized pending determination that economic reserves have been added. If the recompletion is not successful, the costs would be charged to expense. All capitalized costs associated with both development and exploratory wells are shown as “Development of oil and natural gas properties” in the “Investing activities” section of ENP’s Consolidated Statements of Cash Flows.

ENCORE ENERGY PARTNERS LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     Significant tangible equipment added or replaced that extends the useful or productive life of the property is capitalized. Costs to construct facilities or increase the productive capacity from existing reservoirs are capitalized. Capitalized costs are amortized on a unit-of-production basis over the remaining life of proved developed reserves or total proved reserves, as applicable. Natural gas volumes are converted to barrels of oil equivalent (“BOE”) at the rate of six thousand cubic feet (“Mcf”) of natural gas to one barrel (“Bbl”) of oil.
     The costs of retired, sold, or abandoned properties that constitute part of an amortization base are charged or credited, net of proceeds received, to accumulated DD&A.
     Miller and Lents, Ltd., ENP’s independent reserve engineer, estimates ENP’s reserves annually on December 31. This results in a new DD&A rate which ENP uses for the preceding fourth quarter after adjusting for fourth quarter production. ENP internally estimates reserve additions and reclassifications of reserves from proved undeveloped to proved developed at the end of the first, second, and third quarters for use in determining a DD&A rate for the respective quarter.
     In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”), ENP assesses the need for an impairment of long-lived assets to be held and used, including proved oil and natural gas properties, whenever events and circumstances indicate that the carrying value of the asset may not be recoverable. If impairment is indicated based on a comparison of the asset’s carrying value to its undiscounted expected future net cash flows, then an impairment charge is recognized to the extent that the carrying value exceeds fair value. Expected future net cash flows are based on existing proved reserves (and appropriately risk-adjusted probable reserves), forecasted production information, and management’s outlook of future commodity prices. Management aggregates proved property for impairment testing the same way as for calculating DD&A. The price assumptions used to calculate undiscounted cash flows is based on judgment. ENP uses prices consistent with the prices used in bidding on acquisitions and/or assessing capital projects. These price assumptions are critical to the impairment analysis as lower prices could trigger impairment. Any impairment charge incurred is expensed and reduces the net basis in the asset. During 2008, events and circumstances indicated that a portion of ENP’s oil and natural gas properties might be impaired. However, ENP’s estimates of undiscounted cash flows based on management’s outlook of future commodity prices at the date of assessment indicated that the remaining carrying amounts of its oil and natural gas properties are expected to be recovered, although in some cases by only marginal amounts. If oil and natural gas prices continue to decline, it is reasonably possible that ENP’s estimates of undiscounted cash flows may change in the near term resulting in the need to record a write down of ENP’s oil and natural gas properties to fair value.
     Unproved properties, the majority of the costs of which relate to the acquisition of leasehold interests, are assessed for impairment on a property-by-property basis for individually significant balances and on an aggregate basis for individually insignificant balances. If the assessment indicates an impairment, a loss would be recognized by providing a valuation allowance at the level at which impairment was assessed. The impairment assessment is affected by economic factors such as the results of exploration activities, commodity price outlooks, remaining lease terms, and potential shifts in business strategy employed by management. In the case of individually insignificant balances, the amount of the impairment loss recognized would be determined by amortizing the portion of these properties’ costs which ENP believes will not be transferred to proved properties over the remaining life of the lease.
     Amounts shown in the accompanying Consolidated Balance Sheets as “Proved properties, including wells and related equipment” consisted of the following as of the dates indicated:

	December 31,
	2008	2007
	(in thousands)
Proved leasehold costs	$391,191	$385,180
Wells and related equipment — Completed	149,778	129,586
Wells and related equipment — In process	1,969	4,888

Total proved properties	$542,938	$519,654

     Other Property and Equipment. Other property and equipment is carried at cost. Depreciation is expensed on a straight-line basis over estimated useful lives, which range from three to seven years. Gains or losses from the disposal of other property and equipment are recognized in the period realized and included in “Other operating expense” of ENP’s Consolidated Statements of Operations.

ENCORE ENERGY PARTNERS LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Goodwill and Other Intangible Assets
     ENP accounts for goodwill and other intangible assets under the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets.” Goodwill represents the excess of the purchase price over the estimated fair value of the net assets acquired in business combinations. Goodwill and other intangible assets with indefinite useful lives are tested for impairment annually on December 31 or whenever indicators of impairment exist. If impairment is determined to exist, an impairment charge would be recognized for the amount by which the carrying value of the asset exceeds its implied fair value. The goodwill test is performed at the reporting unit level. ENP has determined that it has only one reporting unit, which is oil and natural gas production in the United States. ENP performed its annual impairment test at December 31, 2008 and determined that no impairment existed.
     Intangible assets with definite useful lives are amortized over their estimated useful lives. In accordance with SFAS 144, ENP evaluates the recoverability of intangible assets with definite useful lives whenever events or changes in circumstances indicate that the carrying value of the asset may not be fully recoverable. An impairment loss exists when estimated undiscounted cash flows expected to result from the use of the asset and its eventual disposition are less than its carrying amount.
     ENP is a party to a contract allowing it to purchase a certain amount of natural gas at a below market price for use as field fuel. As of December 31, 2008, the gross carrying amount of this contract was approximately $4.2 million, accumulated amortization was approximately $0.6 million, and the net carrying amount was approximately $3.7 million. The net carrying amount is shown as “Other intangibles, net” on the accompanying Consolidated Balance Sheets and is being amortized on a straight-line basis through July 2019. During each of 2008 and 2007, ENP recorded $0.3 million of amortization expense related to this contract. ENP expects to recognize $0.3 million of amortization expense during each of the next five years related to this contract.
Asset Retirement Obligations
     In accordance with SFAS No. 143, “Accounting for Asset Retirement Obligations,” ENP recognizes the fair value of a liability for an asset retirement obligation in the period in which the liability is incurred. For oil and natural gas properties, this is the period in which the property is acquired or a new well is drilled. An amount equal to and offsetting the liability is capitalized as part of the carrying amount of ENP’s oil and natural gas properties. The liability is recorded at its discounted fair value and then accreted each period until it is settled or the well is sold, at which time the liability is reversed. Estimates are based on historical experience in plugging and abandoning wells and estimated remaining field life based on reserve estimates. ENP does not provide for a market risk premium associated with asset retirement obligations because a reliable estimate cannot be determined. Please read “Note 5. Asset Retirement Obligations” for additional information.
Unit-Based Compensation
     ENP does not have any employees. However, the LTIP allows for the grant of unit awards and unit-based awards for employees, consultants, and directors of EAC, the General Partner, and any of their affiliates that perform services for ENP. In addition, in May 2007, the board of directors of the General Partner issued 550,000 management incentive units to certain executive officers of the General Partner.
     For 2006, a portion of the general and administrative expenses and lease operating expenses allocated to ENP to reflect the carve out operations of the Predecessor was non-cash stock-based compensation recorded on the books of EAC.
     ENP accounts for unit-based compensation according to the provisions of SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”), which requires the recognition of compensation expense, over the requisite service period, in an amount equal to the fair value of the awards. ENP utilizes a standard option pricing model (i.e., Black-Scholes) to measure the fair value of employee stock options under SFAS 123R. Please read “Note 10. Unit-Based Compensation Plans” for additional discussion of ENP’s unit-based compensation plans.
Segment Reporting
     ENP operates in only one industry: the oil and natural gas exploration and production industry in the United States. A single management team administers all properties as a whole rather than by discrete operating segments. ENP does not track all material costs to develop and operate its properties at a lower level, nor does its current internal reporting structure allow for accurate tracking at a lower level. Throughout the year, ENP allocates capital resources to projects on a project-by-project basis, across its entire asset base to maximize profitability without regard to individual areas.

ENCORE ENERGY PARTNERS LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Major Customers / Concentration of Credit Risk
     In 2008, Marathon Oil Corporation, ConocoPhillips, and Chevron Corporation accounted for approximately 30 percent, 23 percent, and 14 percent of ENP’s sales of oil and natural gas production, respectively. In 2007, Marathon Oil Corporation, Chevron Corporation, and ConocoPhillips accounted for approximately 41 percent, 14 percent, and 13 percent of ENP’s total sales of production, respectively. In 2006, Chevron Corporation, Duke Energy, Trammo Petroleum, and Navajo Refining and Crude Marketing accounted for approximately 44 percent, 14 percent, 12 percent, and 11 percent of ENP’s sales of oil and natural gas production, respectively.
Income Taxes
     ENP is treated as a partnership for federal and state income tax purposes with each partner being separately taxed on his share of ENP’s taxable income. Therefore, no provision for current or deferred federal income taxes has been provided for in the accompanying consolidated financial statements. However, ENP is subject to an entity-level tax, the Texas margin tax, at an effective rate of up to 0.7 percent on the portion of its income that is apportioned to Texas beginning with tax reports due on or after January 1, 2008. Deferred tax assets and liabilities are recognized for future Texas margin tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective Texas margin tax bases.
     Net income for financial statement purposes may differ significantly from taxable income reportable to unitholders as a result of differences between the tax bases and financial reporting bases of assets and liabilities and the taxable income allocation requirements under the partnership agreement. In addition, individual unitholders have different investment bases depending upon the timing and price of acquisition of their common units, and each unitholder’s tax accounting, which is partially dependent upon the unitholder’s tax position, differs from the accounting followed in the consolidated financial statements. As a result, the aggregate difference in the basis of net assets for financial and tax reporting purposes cannot be readily determined as ENP does not have access to information about each unitholder’s tax attributes in ENP.
     On January 1, 2007, ENP adopted the provisions of Financial Accounting Standards Board (“FASB”) Interpretation (“FIN”) No. 48, “Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The adoption of FIN 48 did not impact ENP’s financial condition, results of operations, or cash flows. ENP performs a periodic evaluation of tax positions to review the appropriate recognition threshold for each tax position recognized in its consolidated financial statements. On the date of adoption of FIN 48 and as of December 31, 2008 and 2007, all of ENP’s tax positions met the “more-likely-than-not” threshold prescribed by FIN 48. Any interest assessed by the taxing authorities would be included in “Interest expense” and penalties related to income taxes would be included in “Other expense” on the accompanying Consolidated Statements of Operations.
Oil and Natural Gas Revenue Recognition
     Oil and natural gas revenues are recognized as oil and natural gas is produced and sold, net of royalties. Royalties and severance taxes are incurred based upon the actual price received from the sales. To the extent actual quantities and values of oil and natural gas are unavailable for a given reporting period because of timing or information not received from third parties, the expected sales volumes and prices for those properties are estimated and recorded as “Accounts receivable — trade” in the accompanying Consolidated Balance Sheets. Natural gas revenues are reduced by any processing and other fees incurred except for transportation costs paid to third parties, which are recorded as “Other operating expense” in the accompanying Consolidated Statements of Operations. Natural gas revenues are recorded using the sales method of accounting whereby revenue is recognized based on actual sales of natural gas rather than ENP’s proportionate share of natural gas production. If ENP’s overproduced imbalance position (i.e., ENP has cumulatively been over-allocated production) is greater than ENP’s share of remaining reserves, a liability is recorded for the excess at period-end prices unless a different price is specified in the contract in which case that price is used. Revenue is not recognized for the production in tanks, oil marketed on behalf of joint owners in ENP’s properties, or oil in pipelines that has not been delivered to the purchaser.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     ENP’s net oil inventories in pipelines were immaterial at December 31, 2008 and 2007. Natural gas imbalances at December 31, 2008 were 38,010 million British thermal units over-delivered to ENP. Natural gas imbalances at December 31, 2007 were immaterial.
Marketing Revenues and Expenses
     In March 2007, ENP acquired a crude oil pipeline and a natural gas pipeline as part of the Elk Basin acquisition. Natural gas volumes are purchased from numerous gas producers at the inlet of the pipeline and resold downstream to various local and off-system markets. In addition, pipeline tariffs are collected for transportation through the crude oil pipeline.
     Marketing revenues includes the sales of natural gas purchased from third parties, as well as pipeline tariffs charged for transportation volumes through ENP’s pipelines. Marketing revenues derived from sales of natural gas purchased from third parties are recognized when persuasive evidence of a sales arrangement exists, delivery has occurred, the sales price is fixed or determinable, and collectibility is reasonably assured. Marketing expenses include the cost of natural gas volumes purchased from third parties, pipeline tariffs, storage, truck facility fees, and tank bottom costs used to support the sale of oil production. As ENP takes title to the natural gas and has risks and rewards of ownership, these transactions are presented gross in the Consolidated Statements of Operations, unless they meet the criteria for netting as outlined in Emerging Issues Task Force (“EITF”) Issue No. 04-13, “Accounting for Purchases and Sales of Inventory with the Same Counterparty.” ENP had no marketing activities prior to 2007.
Shipping Costs
     Shipping costs in the form of pipeline fees and trucking costs paid to third parties are incurred to transport oil and natural gas production from certain properties to a different market location for ultimate sale. These costs are included in “Other operating expense” and “Marketing expense,” as applicable, in the accompanying Consolidated Statements of Operations.
Derivatives
     ENP uses various financial instruments for non-trading purposes to manage and reduce price volatility and other market risks associated with its oil and natural gas production. These arrangements are structured to reduce ENP’s exposure to commodity price decreases, but they can also limit the benefit ENP might otherwise receive from commodity price increases. ENP’s risk management activity is generally accomplished through over-the-counter derivative contracts with large financial institutions. ENP also use derivative instruments in the form of interest rate swaps, which hedge its risk related to interest rate fluctuation.
     ENP applies the provisions of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” and its amendments (“SFAS 133”), which requires each derivative instrument to be recorded in the balance sheet at fair value. If a derivative has not been designated as a hedge or does not otherwise qualify for hedge accounting, it must be adjusted to fair value through earnings. However, if a derivative qualifies for hedge accounting, depending on the nature of the hedge, changes in fair value can be recognized in accumulated other comprehensive loss until such time as the hedged item is recognized in earnings.
     In order to qualify for cash flow hedge accounting, the cash flows from the hedging instrument must be highly effective in offsetting changes in cash flows of the hedged item. In addition, all hedging relationships must be designated, documented, and reassessed periodically. Cash flow hedges are marked to market through accumulated other comprehensive loss each period.
     ENP has elected to designate its current interest rate swaps as cash flow hedges. The effective portion of the mark-to-market gain or loss on these derivative instruments is recorded in “Accumulated other comprehensive loss” on the accompanying Consolidated Balance Sheets and reclassified into earnings in the same period in which the hedged transaction affects earnings. Any ineffective portion of the mark-to-market gain or loss is recognized in earnings immediately as “Derivative fair value loss (gain)” in the Consolidated Statements of Operations. While management does not anticipate changing the designation of ENP’s interest rate swaps as hedges, factors beyond ENP’s control can preclude the use of hedge accounting.
     ENP has not elected to designate its portfolio of commodity derivative contracts as hedges and therefore, changes in fair value of these instruments are recognized in earnings as “Derivative fair value loss (gain)” in the accompanying Consolidated Statements of Operations.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Earnings Per Unit
     ENP’s net income (loss) is allocated to partner equity accounts in accordance with the provisions of the partnership agreement. For purposes of calculating earnings per unit, ENP allocates net income (loss) to its limited partners and participating securities, including general partner units, each quarter under the provisions of EITF Issue No. 03-6, “Participating Securities and the Two-Class Method under FASB Statement No. 128.”
     ENP calculates net income (loss) per common unit in accordance with SFAS No. 128, “Earnings per Share” (“SFAS 128”). Under the two-class method of calculating earnings per unit as prescribed by SFAS 128, earnings are allocated to participating securities as if all the earnings for the period had been distributed. A participating security is any security that may participate in distributions with common units. For purposes of calculating earnings per unit, general partner units, unvested phantom units, and unvested management incentive units are considered participating securities. Net income (loss) per common unit is calculated by dividing the limited partners’ interest in net income (loss), after deducting the interests of participating securities, by the weighted average common units outstanding. Please read “New Accounting Pronouncements” below and “Note 9. Earnings Per Common Unit” for additional discussion.
     For periods prior to the IPO, ENP was wholly owned by EAC, other than management incentive units owned by certain executive officers of the General Partner. Accordingly, earnings per unit is not presented for those periods.
Comprehensive Income
     ENP has elected to show comprehensive income as part of its Consolidated Statements of Partners’ Equity and Comprehensive Income rather than in its Consolidated Statements of Operations.
New Accounting Pronouncements
SFAS No. 157, “Fair Value Measurements” (“SFAS 157”)
     In September 2006, the FASB issued SFAS 157, which: (1) standardizes the definition of fair value; (2) establishes a framework for measuring fair value in GAAP; and (3) expands disclosures related to the use of fair value measures in financial statements. SFAS 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value, but does not require any new fair value measurements. SFAS 157 was prospectively effective for financial assets and liabilities for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. In February 2008, the FASB issued FASB Staff Position (“FSP”) No. FAS 157-2, “Effective Date of FASB Statement No. 157” (“FSP FAS 157-2”), which delayed the effective date of SFAS 157 for one year for nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). ENP elected a partial deferral of SFAS 157 for all instruments within the scope of FSP FAS 157-2, including, but not limited to, its asset retirement obligations and indefinite lived assets. The adoption of SFAS 157 on January 1, 2008, as it relates to financial assets and liabilities, did not have a material impact on ENP’s results of operations or financial condition. The adoption of SFAS 157 on January 1, 2009, as it relates to all instruments within the scope of FSP FAS 157-2, did not have a material impact on ENP’s results of operations or financial condition. Please read “Note 12. Fair Value Measurements” for additional discussion.
SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — including an amendment of FASB Statement No. 115” (“SFAS 159”)
     In February 2007, the FASB issued SFAS 159, which permits entities to measure many financial instruments and certain other assets and liabilities at fair value on an instrument-by-instrument basis. SFAS 159 also allows entities an irrevocable option to measure eligible items at fair value at specified election dates, with resulting changes in fair value reported in earnings. SFAS 159 was effective for fiscal years beginning after November 15, 2007. ENP did not elect the fair value option for eligible instruments and therefore, the adoption of SFAS 159 on January 1, 2008 did not impact ENP’s results of operations or financial condition. ENP will assess the impact of electing the fair value option for eligible instruments acquired in the future. Electing the fair value option for such instruments could have a material impact on ENP’s future results of operations or financial condition.

ENCORE ENERGY PARTNERS LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FSP on FIN 39-1, “Amendment of FASB Interpretation No. 39” (“FSP FIN 39-1”)
     In April 2007, the FASB issued FSP FIN 39-1, which amends FIN No. 39, “Offsetting of Amounts Related to Certain Contracts” (“FIN 39”), to permit a reporting entity that is party to a master netting arrangement to offset the fair value amounts recognized for the right to reclaim cash collateral (a receivable) or the obligation to return cash collateral (a payable) against fair value amounts recognized for derivative instruments that have been offset under the same master netting arrangement in accordance with FIN 39. FSP FIN 39-1 was effective for fiscal years beginning after November 15, 2007. The adoption of FSP FIN 39-1 on January 1, 2008 did not impact ENP’s results of operations or financial condition.
SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS 141R”)
     In December 2007, the FASB issued SFAS 141R, which replaces SFAS No. 141, “Business Combinations.” SFAS 141R establishes principles and requirements for the reporting entity in a business combination, including: (1) recognition and measurement in the financial statements of the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; (2) recognition and measurement of goodwill acquired in the business combination or a gain from a bargain purchase; and (3) determination of the information to be disclosed to enable financial statement users to evaluate the nature and financial effects of the business combination. In April 2009, the FASB issued FSP No. FAS 141(R)-1, “Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arises from Contingencies” (“FSP FAS 141R-1”), which amends and clarifies SFAS 141R to address application issues, including: (1) initial recognition and measurement; (2) subsequent measurement and accounting; and (3) disclosure of assets and liabilities arising from contingencies in a business combination. SFAS 141R and FSP FAS 141R-1 were prospectively effective for business combinations consummated in fiscal years beginning on or after December 15, 2008, with early application prohibited. Subsequent to December 31, 2008, ENP completed an acquisition for certain oil and natural gas producing properties and related assets from Encore Operating. The accounting for transactions between entities under common control is unchanged under SFAS 141R. However, the application of SFAS 141R and FSP FAS 141R-1 to future acquisitions could have an impact on ENP’s results of operations and financial condition and the reporting in the consolidated financial statements.
SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133” (“SFAS 161”)
     In March 2008, the FASB issued SFAS 161, which amends SFAS 133 to require enhanced disclosures about: (1) how and why an entity uses derivative instruments; (2) how derivative instruments and related hedged items are accounted for under SFAS 133 and its related interpretations; and (3) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. SFAS 161 was effective for fiscal years beginning on or after November 15, 2008, with early application encouraged. The adoption of SFAS 161 on January 1, 2009 required additional disclosures regarding ENP’s derivative instruments; however, it did not impact ENP’s results of operations or financial condition.
EITF Issue No. 07-4, “Application of the Two-Class Method under FASB Statement No. 128, Earnings per Share, to Master Limited Partnerships” (“EITF 07-4”)
     In March 2008, the EITF ratified its consensus opinion on EITF 07-4, which addresses how master limited partnerships should calculate earnings per unit using the two-class method in SFAS 128 and how current period earnings of a master limited partnership should be allocated to the general partner, limited partners, and other participating securities. EITF 07-4 was retrospectively effective for fiscal years beginning after December 15, 2008, and interim periods within those years. The adoption of EITF 07-4 on January 1, 2009 did not have a material impact on ENP’s earnings per unit calculations. All periods presented in the accompanying Consolidated Financial Statements have been restated to reflect the adoption of EITF 07-4. Please read “Note 9. Earnings Per Common Unit” for additional discussion.
SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS 162”)
     In May 2008, the FASB issued SFAS 162, which identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with GAAP. SFAS 162 was effective November 15, 2008. The adoption of SFAS 162 did not impact ENP’s results of operations or financial condition.

ENCORE ENERGY PARTNERS LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FSP No. EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities” (“FSP EITF 03-6-1”)
     In June 2008, the FASB issued FSP EITF 03-6-1, which addresses whether instruments granted in unit-based payment transactions are participating securities prior to vesting and, therefore, need to be included in the earnings allocation for computing basic earnings per unit under the two-class method prescribed by SFAS 128. FSP EITF 03-6-1 was retroactively effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those years, with early application prohibited. The adoption of FSP EITF 03-6-1 on January 1, 2009 did not have a material impact on ENP’s earnings per unit calculations. All periods presented in the accompanying Consolidated Financial Statements have been restated to reflect the adoption of FSP EITF 03-6-1. Please read “Note 9. Earnings Per Common Unit” for additional discussion.
Note 3. Acquisitions
Arkoma Basin Assets
     In December 2008, OLLC entered into a purchase and sale agreement with Encore Operating pursuant to which OLLC acquired the Arkoma Basin Assets. The transaction closed in January 2009. The purchase price was $49 million in cash, subject to customary adjustments (including a reduction in the purchase price for acquisition-related commodity derivative premiums of approximately $3 million), which OLLC financed through borrowings under its revolving credit facility.
     As discussed in “Note 2. Summary of Significant Accounting Policies,” the transaction was accounted for as a transaction between entities under common control. Therefore, the assets and liabilities of the acquired properties were recorded at Encore Operating’s historical cost of approximately $18 million, and the historical financial information of ENP was recast to include the Arkoma Basin Assets for all periods presented. As the historical basis in the Arkoma Basin Assets is included in the accompanying Consolidated Balance Sheets, the cash purchase price, as adjusted for post-closing adjustments, of the Arkoma Basin Assets was recorded when paid in January 2009 as a deemed distribution to the EAC affiliates based on their respective ownership percentages in ENP’s general and limited partner units.
Permian and Williston Basin Assets
     In December 2007, OLLC entered into a purchase and investment agreement with Encore Operating pursuant to which OLLC acquired the Permian and Williston Basin Assets. The transaction closed in February 2008. The consideration for the acquisition consisted of approximately $125.3 million in cash, including post-closing adjustments, and 6,884,776 common units representing limited partner interests in ENP. In determining the total purchase price, the common units were valued at $125 million. However, no accounting value was ascribed to the common units as the cash consideration exceeded Encore Operating’s historical carrying value of the properties. OLLC funded the cash portion of the purchase price with borrowings under its revolving credit facility.
     As discussed in “Note 2. Summary of Significant Accounting Policies,” the transaction was accounted for as a transaction between entities under common control. Therefore, the assets and liabilities of the acquired properties were recorded at Encore Operating’s historical cost of approximately $100 million, and the historical financial information of ENP was recast to include the Permian and Williston Basin Assets for all periods presented. As the historical basis in the Permian and Williston Basin Assets is included in the accompanying Consolidated Balance Sheets, the cash purchase price, as adjusted for post-closing adjustments, of the Permian and Williston Basin Assets was recorded when paid in February 2008 as a deemed distribution to the EAC affiliates based on their respective ownership percentages in ENP’s general and limited partner units. No value was ascribed to the common units issued as consideration for the acquired properties as the cash consideration exceeded the historical carrying cost of the properties.
     In May 2008, ENP acquired an existing net profits interest in certain of its properties in the Permian Basin in West Texas in exchange for 283,700 common units representing limited partner interests in ENP, which were valued at approximately $5.8 million at the time of the acquisition.
Elk Basin Assets
     In January 2007, EAC entered into a purchase and sale agreement with a third party to acquire oil and natural gas properties and related assets in the Big Horn Basin in Wyoming and Montana, which included the Elk Basin Assets. Prior to closing, EAC assigned the rights and duties under the purchase and sale agreement relating to the Elk Basin Assets to OLLC. The closing of the acquisition

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
occurred in March 2007. The total purchase price for the Elk Basin Assets was approximately $330.7 million, including transaction costs of approximately $1.1 million.
     ENP financed the acquisition of the Elk Basin assets through a $93.7 million contribution from EAC, $120 million of borrowings under a subordinated credit agreement with EAP Operating, LLC, a Delaware limited liability company and direct wholly owned subsidiary of EAC, and borrowings under OLLC’s revolving credit facility. Please read “Note 7. Long-Term Debt” for additional discussion of ENP’s long-term debt.
     The following unaudited pro forma condensed financial data was derived from the historical financial statements of ENP and from the accounting records of the seller to give effect to the acquisition of the Elk Basin Assets as if it had occurred on January 1, 2006. The unaudited pro forma condensed financial information has been included for comparative purposes only and is not necessarily indicative of the results that might have occurred had the acquisition of the Elk Basin Assets taken place on January 1, 2006 and is not intended to be a projection of future results.

	Year Ended December 31,
	2007	2006
	(in thousands, except per unit amounts)
Pro forma total revenues	$139,148	$119,065

Pro forma net income (loss)	$(4,283)	$16,248

Pro forma net loss per common unit:
Basic	$(0.79)
Diluted	$(0.79)
Note 4. Commitments and Contingencies
Litigation
     ENP is a party to ongoing legal proceedings in the ordinary course of business. The General Partner’s management does not believe the result of these proceedings will have a material adverse effect on ENP’s business, financial position, results of operations, or liquidity.
Leases
     ENP leases equipment that has remaining non-cancelable lease terms in excess of one year. The following table summarizes by year the remaining non-cancelable future payments under these operating leases as of December 31, 2008 (in thousands):

2009	$687
2010	687
2011	687
2012	515
2013	—
Thereafter	—

$2,576

     ENP’s operating lease rental expense was approximately $0.8 million, $0.6 million, and $0.4 million in 2008, 2007, and 2006, respectively.

ENCORE ENERGY PARTNERS LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Note 5. Asset Retirement Obligations
     Asset retirement obligations relate to future plugging and abandonment expenses on oil and natural gas properties and related facilities disposal. The following table summarizes the changes in ENP’s asset retirement obligations for the periods indicated:

	Year Ended December 31,
	2008	2007
	(in thousands)
Future abandonment liability at January 1	$8,766	$1,814
Acquisition of properties	—	6,343
Wells drilled	38	124
Accretion of discount	427	379
Plugging and abandonment costs incurred	(62)	(103)
Revision of previous estimates	295	209

Future abandonment liability at December 31	$9,464	$8,766

     As of December 31, 2008, approximately $9.1 million of ENP’s asset retirement obligations were long-term and recorded in “Future abandonment cost, net of current portion” and $0.4 million were current and included in “Other current liabilities” in the accompanying Consolidated Balance Sheets. Approximately $4.4 million of the future abandonment liability as of December 31, 2008 represents the estimated cost for decommissioning the Elk Basin natural gas processing plant. ENP expects to continue reserving additional amounts based on the estimated timing to cease operations of the natural gas processing plant.
Note 6. Other Current Liabilities
     Other current liabilities consisted of the following as of the dates indicated:

	December 31,
	2008	2007
	(in thousands)
Current portion of future abandonment liability	$388	$390
Income taxes payable	276	10
Deferred taxes	205	—
Other	601	1,880

Total	$1,470	$2,280

Note 7. Long-Term Debt
Revolving Credit Facility
     OLLC is a party to a five-year credit agreement dated March 7, 2007 (as amended, the “OLLC Credit Agreement”) with a bank syndicate including Bank of America, N.A. and other lenders. The OLLC Credit Agreement matures on March 7, 2012. On August 22, 2007, OLLC amended the OLLC Credit Agreement to revise certain financial covenants. The OLLC Credit Agreement provides for revolving credit loans to be made to OLLC from time to time and letters of credit to be issued from time to time for the account of OLLC or any of its restricted subsidiaries.
     The aggregate amount of the commitments of the lenders under the OLLC Credit Agreement is $300 million. Availability under the OLLC Credit Agreement is subject to a borrowing base, which is redetermined semi-annually on April 1 and October 1 and upon requested special redeterminations. At December 31, 2008, the borrowing base was $240 million.
     OLLC’s obligations under the OLLC Credit Agreement are secured by a first-priority security interest in OLLC’s proved oil and natural gas reserves and in the equity interests in OLLC and its restricted subsidiaries. In addition, OLLC’s obligations under the OLLC Credit Agreement are guaranteed by ENP and OLLC’s restricted subsidiaries. Obligations under the OLLC Credit Agreement are non-recourse to EAC and its restricted subsidiaries.
     Loans under the OLLC Credit Agreement are subject to varying rates of interest based on (1) the total outstanding borrowings in relation to the borrowing base and (2) whether the loan is a Eurodollar loan or a base rate loan. As of December 31, 2008, Eurodollar

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
loans bear interest at the Eurodollar rate plus the applicable margin indicated in the following table, and base rate loans bear interest at the base rate plus the applicable margin indicated in the following table:

	Applicable Margin for	Applicable Margin for
Ratio of Total Outstanding Borrowings to Borrowing Base	Eurodollar Loans	Base Rate Loans
Less than .50 to 1	1.000%	0.000%
Greater than or equal to .50 to 1 but less than .75 to 1	1.250%	0.000%
Greater than or equal to .75 to 1 but less than .90 to 1	1.500%	0.250%
Greater than or equal to .90 to 1	1.750%	0.500%
     The “Eurodollar rate” for any interest period (either one, two, three, or six months, as selected by ENP) is the rate per year equal to the London Interbank Offered Rate (“LIBOR”), as published by Reuters or another source designated by Bank of America, N.A., for deposits in dollars for a similar interest period. The “base rate” is calculated as the higher of (1) the annual rate of interest announced by Bank of America, N.A. as its “prime rate” and (2) the federal funds effective rate plus 0.5 percent.
     Any outstanding letters of credit reduce the availability under the OLLC Credit Agreement. Borrowings under the OLLC Credit Agreement may be repaid from time to time without penalty.
     The OLLC Credit Agreement contains covenants that include, among others:
•	a prohibition against incurring debt, subject to permitted exceptions;

•	a prohibition against purchasing or redeeming capital stock, or prepaying indebtedness, subject to permitted exceptions;

•	a restriction on creating liens on the assets of ENP, OLLC and its restricted subsidiaries, subject to permitted exceptions;

•	restrictions on merging and selling assets outside the ordinary course of business;

•	restrictions on use of proceeds, investments, transactions with affiliates, or change of principal business;

•	a provision limiting oil and natural gas hedging transactions (other than puts) to a volume not exceeding 75 percent of anticipated production from proved producing reserves;

•	a requirement that ENP and OLLC maintain a ratio of consolidated current assets (as defined in the OLLC Credit Agreement) to consolidated current liabilities (as defined in the OLLC Credit Agreement) of not less than 1.0 to 1.0;

•	a requirement that ENP and OLLC maintain a ratio of consolidated EBITDA (as defined in the OLLC Credit Agreement) to the sum of consolidated net interest expense plus letter of credit fees of not less than 1.5 to 1.0;

•	a requirement that ENP and OLLC maintain a ratio of consolidated EBITDA (as defined in the OLLC Credit Agreement) to consolidated senior interest expense of not less than 2.5 to 1.0; and

•	a requirement that ENP and OLLC maintain a ratio of consolidated funded debt (excluding certain related party debt) to consolidated adjusted EBITDA (as defined in the OLLC Credit Agreement) of not more than 3.5 to 1.0.
     The OLLC Credit Agreement contains customary events of default. If an event of default occurs and is continuing, lenders with a majority of the aggregate commitments may require Bank of America, N.A. to declare all amounts outstanding under the OLLC Credit Agreement to be immediately due and payable.
     OLLC incurs a commitment fee on the unused portion of the OLLC Credit Agreement determined based on the ratio of amounts outstanding under the OLLC Credit Agreement to the borrowing base in effect on such date. The following table summarizes the calculation of the commitment fee under the OLLC Credit Agreement as of December 31, 2008:

Commitment
Ratio of Total Outstanding Borrowings to Borrowing Base	Fee Percentage
Less than .50 to 1	0.250%
Greater than or equal to .50 to 1 but less than .75 to 1	0.300%
Greater than or equal to .75 to 1	0.375%
     On December 31, 2008, there were $150 million of outstanding borrowings and $90 million of borrowing capacity under the OLLC Credit Agreement. As of December 31, 2008, OLLC was in compliance with all covenants of the OLLC Credit Agreement.

ENCORE ENERGY PARTNERS LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Subordinated Credit Agreement
     In March 2007, OLLC entered into a six-year subordinated credit agreement with EAP Operating, LLC, a Delaware limited liability company and direct wholly owned subsidiary of EAC, pursuant to which a single subordinated term loan was made to ENP in the aggregate amount of $120 million. The total outstanding balance of $126.4 million, including accrued interest, was repaid in September 2007 using a portion of the net proceeds from the IPO.
Long-Term Debt Maturities
     The following table illustrates ENP’s long-term debt maturities at December 31, 2008:

	Payments Due by Period
	Total	2009	2010	2011	2012	2013	Thereafter
	(in thousands)
Revolving credit facility	$150,000	$—	$—	$—	$150,000	$—	$—
     During 2008 and 2007, the weighted average interest rate for total indebtedness was 4.8 percent and 8.9 percent, respectively.
Note 8. Partners’ Equity and Distributions
     ENP’s partnership agreement requires that, within 45 days after the end of each quarter, it distribute all of its available cash (as defined in the partnership agreement) to its unitholders. Distributions are not cumulative. ENP distributes available cash to its unitholders and the General Partner in accordance with their ownership percentages.
     The following table illustrates information regarding ENP’s distributions of available cash for the periods indicated:

		Cash Distribution
	Date	Declared per		Total
	Declared	Common Unit	Date Paid	Distribution
				(in thousands)
2008
Quarter ended December 31	1/26/2009	$0.5000	2/13/2009	$16,813
Quarter ended September 30	11/7/2008	$0.6600	11/14/2008	22,191
Quarter ended June 30	8/11/2008	$0.6881	8/14/2008	23,119
Quarter ended March 31	5/9/2008	$0.5755	5/15/2008	19,316

2007
Quarter ended December 31	2/6/2008	$0.3875	2/14/2008	9,843
Quarter ended September 30	11/8/2007	$0.0530 (a)	11/14/2007	1,346

(a)	Based on an initial quarterly distribution of $0.35 per unit, prorated for the period from and including September 17, 2007 (the closing date of the IPO) through September 30, 2007.
Note 9. Earnings Per Common Unit (“EPU”)
     As discussed in “Note 2. Summary of Significant Accounting Policies,” ENP adopted EITF 07-4 and FSP EITF 03-06-1 on January 1, 2009 and all periods have been restated to calculate EPU in accordance with these new pronouncements. Under the two-class method of calculating EPU, earnings are allocated to participating securities as if all earnings for the period had been distributed. A participating security is any security that may participate in distributions with common units. For purposes of calculating EPU, general partner units, unvested phantom units, and unvested management incentive units are considered participating securities.
     EPU is calculated by dividing the limited partners’ interest in net income (loss), after deducting the interests of participating securities, by the weighted average common units outstanding. For 2007, EPU was calculated based on the net loss for the period from the closing of the IPO in September 2007 through December 31, 2007.

ENCORE ENERGY PARTNERS LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     The following table reflects the allocation of net income (loss) to the limited partners and EPU computations for the periods indicated:

	Year Ended December 31,
	2008	2007
	(in thousands, except per unit amounts)
Net income (loss)	$178,582	$(2,198)
Less: net income for pre-partnership operations of assets acquired from affiliates	9,466	16,778

Net income attributable to unitholders	$169,116	$(18,976)

Numerator:
Numerator for basic EPU:
Net income attributable to unitholders	$169,116	$(18,976)
Less: distributions earned by participating securities	(4,498)	(517)
Plus: allocation of earnings less than (in excess of) cash distributions to the general partner	(1,548)	616

Net income (loss) allocated to limited partners	163,070	(18,877)
Plus: income allocated to dilutive participating securities	3,398	—

Numerator for diluted EPU	$166,468	$(18,877)

Denominator:
Denominator for basic EPU:
Weighted average common units outstanding	30,568	23,877
Effect of dilutive management incentive units (a)	1,367	—
Effect of dilutive phantom units (a)	3	—

Denominator for diluted EPU	31,938	23,877

Net income (loss) per common unit:
Basic	$5.33	$(0.79)
Diluted	$5.21	$(0.79)

(a)	For 2007, 550,000 management incentive units and 20,000 phantom units were outstanding but were excluded from the diluted EPU calculations because their effect would have been antidilutive. Please read “Note 10. Unit-Based Compensation Plans” for additional discussion of the management incentive units and phantom units.
Note 10. Unit-Based Compensation Plans
Management Incentive Units
     In May 2007, the board of directors of the General Partner issued 550,000 management incentive units to certain executive officers of the General Partner. A management incentive unit is a limited partner interest in ENP that entitles the holder to quarterly distributions to the extent paid to ENP’s common unitholders and to increasing distributions upon the achievement of 10 percent compounding increases in ENP’s distribution rate to common unitholders. On November 14, 2008 the management incentive units became convertible into ENP common units, at the option of the holder, at a ratio of one management incentive unit to approximately 3.1186 ENP common units. During the fourth quarter of 2008, all 550,000 management incentive units were converted into 1,715,205 ENP common units.
     The fair value of the management incentive units granted in 2007 was estimated on the date of grant using a discounted dividend model. During 2008 and 2007, ENP recognized total compensation expense for the management incentive units of $4.8 million and $6.8 million, respectively, which is included in “General and administrative expense” in the accompanying Consolidated Statements of Operations. As of December 31, 2008, there have been no additional issuances of management incentive units.
Long-Term Incentive Plan
     In September 2007, the board of directors of the General Partner adopted the LTIP, which provides for the granting of options, restricted units, phantom units, unit appreciation rights, distribution equivalent rights, other unit-based awards, and unit awards. All

ENCORE ENERGY PARTNERS LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
employees, consultants, and directors of EAC, the General Partner, and any of their subsidiaries and affiliates who perform services for ENP and its subsidiaries and affiliates are eligible to be granted awards under the LTIP. The total number of common units reserved for issuance pursuant to the LTIP is 1,150,000. As of December 31, 2008, there were 1,100,000 common units available for issuance under the LTIP. The LTIP is administered by the board of directors of the General Partner or a committee thereof, referred to as the plan administrator. To satisfy common unit awards, ENP may issue new common units, acquire common units in the open market, or use common units owned by EAC and its affiliates.
     Phantom Units. From time to time, ENP issues phantom units to members of the General Partner’s board of directors pursuant to the LTIP. A phantom unit entitles the grantee to receive a common unit upon the vesting of the phantom unit or, at the discretion of the plan administrator, cash equivalent to the value of a common unit. ENP intends to settle the phantom units at vesting by issuing common units; therefore, these phantom units are classified as equity instruments. Phantom units vest over a four-year period. The holders of phantom units are also entitled to receive distribution equivalent rights prior to vesting, which entitle them to receive cash equal to the amount of any cash distributions made by ENP with respect to a common unit during the period the right is outstanding. During 2008 and 2007, ENP recognized non-cash unit-based compensation expense for the phantom units of $0.3 million and $31,000, respectively, which is included in “General and administrative expense” in the accompanying Consolidated Statements of Operations.
     The following table summarizes the changes in the number of ENP’s unvested phantom units and their related weighted average grant date fair value for 2008:

		Weighted
		Average
	Number of	Grant Date
	Shares	Fair Value
Outstanding at January 1, 2008	20,000	$20.21
Granted	30,000	17.91
Vested	(6,250)	19.93
Forfeited	—	—

Outstanding at December 31, 2008	43,750	18.67

     During 2008 and 2007, ENP issued 30,000 and 20,000, respectively, phantom units to members of the General Partner’s board of directors the vesting of which is dependent only on the passage of time and continuation as a board member. The following table illustrates outstanding phantom units at December 31, 2008:

	Year of Vesting
Year of Grant	2009	2010	2011	2012	Total
2007	5,000	5,000	5,000	—	15,000
2008	7,500	7,500	7,500	6,250	28,750

Total	12,500	12,500	12,500	6,250	43,750

     As of December 31, 2008, ENP had $0.6 million of total unrecognized compensation cost related to unvested phantom units, which is expected to be recognized over a weighted average period of 1.5 years. During 2008, there were 6,250 phantom units that vested, the total fair value of which was $0.1 million.
Note 11. Financial Instruments
     The book value of the Company’s cash and cash equivalents, accounts receivable, and accounts payable approximate fair value due to the short-term nature of these instruments. The book value of long-term debt approximates fair value as the interest rate is variable. Commodity derivative contracts and interest rate swaps are marked-to-market each quarter.
Derivative Financial Instruments
     Commodity Derivative Contracts. ENP manages commodity price risk with swap contracts, put contracts, collars, and floor spreads. Swap contracts provide a fixed price for a notional amount of sales volumes. Put contracts provide a fixed floor price on a notional amount of sales volumes while allowing full price participation if the relevant index price closes above the floor price.

ENCORE ENERGY PARTNERS LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Collars provide a floor price for a notional amount of sales volumes while allowing some additional price participation if the relevant index price closes above the floor price.
     From time to time, ENP sells floors with a strike price below the strike price of the purchased floors in order to partially finance the premiums paid on the purchased floors. Together the two floors, known as a floor spread or put spread, have a lower premium cost than a traditional floor contract but provide price protection only down to the strike price of the short floor. As with ENP’s other commodity derivative contracts, these are marked-to-market each quarter through “Derivative fair value loss (gain)” in the accompanying Consolidated Statements of Operations. In the following tables, the purchased floor component of these floor spreads are shown net and included with ENP’s other floor contracts.
     The following tables summarize ENP’s open commodity derivative contracts as of December 31, 2008:
Oil Derivative Contracts

	Average	Weighted	Average	Weighted	Average	Weighted
	Daily	Average	Daily	Average	Daily	Average	Asset
	Floor	Floor	Cap	Cap	Swap	Swap	Fair Market
Period	Volume	Price	Volume	Price	Volume	Price	Value
	(Bbls)	(per Bbl)	(Bbls)	(per Bbl)	(Bbls)	(per Bbl)	(in thousands)
2009 (a)							$67,850
	3,130	$110.00	440	$97.75	1,000	$68.70
2010							17,618
	880	80.00	440	93.80	—	—
	2,000	75.00	1,000	77.23	—	—
2011							15,112
	1,880	80.00	1,440	95.41	—	—
	1,000	70.00	—	—	—	—

							$100,580

(a)	In addition, ENP has a floor contract for 1,000 Bbls/D at $63.00 per Bbl and a short floor contract for 1,000 Bbls/D at $65.00 per Bbl.
Natural Gas Derivative Contracts

	Average	Weighted	Average	Weighted	Average	Weighted
	Daily	Average	Daily	Average	Daily	Average	Asset
	Floor	Floor	Cap	Cap	Swap	Swap	Fair Market
Period	Volume	Price	Volume	Price	Volume	Price	Value
	(Mcf)	(per Mcf)	(Mcf)	(per Mcf)	(Mcf)	(per Mcf)	(in thousands)
2009							$7,281
	3,800	$8.20	3,800	$9.83	—	$—
	3,800	7.20	—	—	—	—
	1,800	6.76	—	—	—	—
2010							4,690
	3,800	8.20	3,800	9.58	—	—
	4,698	7.26	—	—	902	6.30
2011							424
	898	6.76	—	—	902	6.70
2012							424
	898	6.76	—	—	902	6.66

							$12,819

     Interest Rate Swaps. ENP uses derivative instruments in the form of interest rate swaps, which hedge risk related to interest rate fluctuation, whereby it converts the interest due on certain floating rate debt under the OLLC Credit Agreement to a weighted average fixed rate. These interest rate swaps were designated as cash flow hedges.

ENCORE ENERGY PARTNERS LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     The following table summarizes ENP’s open interest rate swaps as of December 31, 2008, all of which were entered into with Bank of America, N.A.:

	Notional	Fixed	Floating
Term	Amount	Rate	Rate
	(in thousands)
Jan. 2009 - Jan. 2011	$50,000	3.1610%	1-month LIBOR
Jan. 2009 - Jan. 2011	25,000	2.9650%	1-month LIBOR
Jan. 2009 - Jan. 2011	25,000	2.9613%	1-month LIBOR
Jan. 2009 - Mar. 2012	50,000	2.4200%	1-month LIBOR
     As of December 31, 2008, the fair market value of ENP’s interest rate swaps was a net liability of $4.6 million of which, $1.3 million was current and included in the current liabilities line “Derivatives” and $3.3 million was long-term and included in the other liabilities line “Derivatives” in the accompanying Consolidated Balance Sheets. During 2008, settlements of interest rate swaps increased ENP’s interest expense by approximately $0.2 million.
     Current Period Impact. ENP recognized derivative fair value gains and losses related to: (1) ineffectiveness on derivative contracts designated as hedges; (2) changes in the market value of derivative contracts not designated as hedges; (3) settlements on derivative contracts not designated as hedges; and (4) premium amortization. The following table summarizes the components of derivative fair value loss (gain) for the periods indicated:

	Year Ended December 31,
	2008	2007
	(In thousands)
Ineffectiveness	$372	$—
Mark-to-market loss (gain)	(101,595)	23,470
Premium amortization	8,936	4,073
Settlements	(4,593)	(1,242)

Total derivative fair value loss (gain)	$(96,880)	$26,301

     Counterparty Risk. At December 31, 2008, ENP had committed greater than 10 percent (in terms of fair market value) of either its oil or natural gas derivative contracts to the following counterparties:

	Percentage of	Percentage of
	Oil Derivative	Natural Gas
	Contracts	Derivative Contracts
Counterparty	Committed	Committed
Bank of America, N.A.	27%	—
BNP Paribas	28%	24%
Fortis	11%	—
Calyon	—	31%
Goldman Sachs Group	20%	—
Wachovia Bank	—	38%
     In order to mitigate the credit risk of financial instruments, ENP enters into master netting agreements with significant counterparties. The master netting agreement is a standardized, bilateral contract between a given counterparty and ENP. Instead of treating separately each financial transaction between the counterparty and ENP, the master netting agreement enables the counterparty and ENP to aggregate all financial trades and treat them as a single agreement. This arrangement benefits ENP in three ways: (1) the netting of the value of all trades reduces the likelihood of counterparties requiring daily collateral posting by ENP; (2) default by a counterparty under one financial trade can trigger rights to terminate all financial trades with such counterparty; and (3) netting of settlement amounts reduces ENP’s credit exposure to a given counterparty in the event of close-out. ENP’s accounting policy is to not offset fair value amounts recognized for derivative instruments.
     Accumulated Other Comprehensive Loss. At December 31, 2008, accumulated other comprehensive loss consisted entirely of deferred losses, net of tax, on ENP’s interest rate swaps that are designated as hedges of $4.3 million. ENP expects to reclassify $1.3

ENCORE ENERGY PARTNERS LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
million of deferred losses associated with its interest rate swaps from accumulated other comprehensive loss to interest expense during 2009.
Note 12. Fair Value Measurements
     As discussed in “Note 2. Summary of Significant Accounting Policies,” ENP adopted SFAS 157 on January 1, 2008, as it relates to financial assets and liabilities. SFAS 157 establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The three levels of the fair value hierarchy defined by SFAS 157 are as follows:
•	Level 1 — Unadjusted quoted prices are available in active markets for identical assets or liabilities.

•	Level 2 — Pricing inputs, other than quoted prices within Level 1, that are either directly or indirectly observable.

•	Level 3 — Pricing inputs that are unobservable requiring the use of valuation methodologies that result in management’s best estimate of fair value.
     ENP’s assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of the financial assets and liabilities and their placement within the fair value hierarchy levels. The following methods and assumptions are used to estimate the fair values of ENP’s financial assets and liabilities that are accounted for at fair value on a recurring basis:
•	Level 2 — Fair values of oil and natural gas swaps were estimated using a combined income and market-based valuation methodology based upon forward commodity price curves obtained from independent pricing services reflecting broker market quotes. Fair values of interest rate swaps were estimated using a combined income and market-based valuation methodology based upon credit ratings and forward interest rate yield curves obtained from independent pricing services reflecting broker market quotes.

•	Level 3 — Fair values of oil and natural gas floors and caps were estimated using pricing models and discounted cash flow methodologies based on inputs that are not readily available in public markets.
     The following table sets forth ENP’s financial assets and liabilities that were accounted for at fair value on a recurring basis as of December 31, 2008.

		Fair Value Measurements at Reporting Date Using
		Quoted Prices in		Significant
		Active Markets for	Significant Other	Unobservable
		Identical Assets	Observable Inputs	Inputs
	Total	(Level 1)	(Level 2)	(Level 3)
	(in thousands)
Oil derivative contracts — swaps	$5,150	$—	$5,150	$—
Oil derivative contracts — floors and caps	95,430	—	—	95,430
Natural gas derivative contracts — swaps	78	—	78	—
Natural gas derivative contracts — floors and caps	12,741	—	—	12,741
Interest rate swaps	(4,559)	—	(4,559)	—

Total	$108,840	$—	$669	$108,171

ENCORE ENERGY PARTNERS LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     The following table summarizes the changes in the fair value of ENP’s Level 3 financial assets and liabilities for 2008:

	Fair Value Measurements Using Significant
	Unobservable Inputs (Level 3)
	Oil Derivative	Natural Gas
	Contracts - Floors	Derivative Contracts
	and Caps	- Floors and Caps	Total
	(in thousands)
Balance at January 1, 2008	$6,466	$4,533	$10,999
Total gains (losses):
Included in earnings	79,709	5,590	85,299
Purchases, issuances, and settlements	9,255	2,618	11,873

Balance at December 31, 2008	$95,430	$12,741	$108,171

The amount of total gains or losses for the period included in earnings attributable to the change in unrealized gains or losses relating to assets still held at the reporting date	$79,709	$5,590	$85,299

     Since ENP does not use hedge accounting for its commodity derivative contracts, all gains and losses on its Level 3 financial assets and liabilities are included in “Derivative fair value loss (gain)” in the accompanying Consolidated Statements of Operations. All fair values reflected in the tables above and in the accompanying Consolidated Balance Sheet as of December 31, 2008 have been adjusted for non-performance risk, resulting in a reduction of the net commodity derivative asset of approximately $1.4 million as of December 31, 2008.
Note 13. Related Party Transactions
     ENP does not have any employees. The employees supporting the operations of ENP are employees of EAC. As discussed in “Note 1. Formation of the Partnership and Description of Business,” ENP entered into the Administrative Services Agreement pursuant to which Encore Operating performs administrative services for ENP, such as accounting, corporate development, finance, land, legal, and engineering. In addition, Encore Operating provides all personnel and any facilities, goods, and equipment necessary to perform these services and not otherwise provided by ENP. Encore Operating initially received an administrative fee of $1.75 per BOE of ENP“s production for such services. Effective April 1, 2008, the administrative fee increased to $1.88 per BOE of ENP’s production as a result of the COPAS Wage Index Adjustment. Encore Operating also charges ENP for reimbursement of actual third-party expenses incurred on ENP’s behalf. Encore Operating has substantial discretion in determining which third-party expenses to incur on ENP’s behalf. In addition, Encore Operating is entitled to retain any COPAS overhead charges associated with drilling and operating wells that would otherwise be paid by non-operating interest owners to the operator of a well. Encore Operating is not liable to ENP for its performance of, or failure to perform, services under the Administrative Services Agreement unless its acts or omissions constitute gross negligence or willful misconduct.
     ENP also reimburses EAC for any additional state income, franchise, or similar tax incurred by EAC resulting from the inclusion of ENP and its subsidiaries in consolidated tax returns with EAC and its subsidiaries as required by applicable law. The amount of any such reimbursement is limited to the tax that ENP and its subsidiaries would have incurred had it not been included in a combined group with EAC.
     In 2008 and 2007, ENP paid Encore Operating $6.6 million and $2.8 million, respectively, for administrative fees under the Administrative Services Agreement (including payment of any COPAS recovery) and $8.3 million and $3.5 million, respectively, for reimbursement of actual third-party expenses incurred on ENP’s behalf. Expenses incurred under the Administrative Services Agreement and third-party expenses billed by EAC to ENP are included in “General and administrative expenses” in the accompanying Consolidated Statements of Operations. As of December 31, 2008 and 2007, ENP had a payable to EAC of $2.2 million and $6.7 million, respectively, which is reflected in “Accounts payable — affiliate” in the accompanying Consolidated Balance Sheets, and a receivable from EAC of $0.9 million and $3.3 million, respectively, which is reflected in “Accounts receivable - affiliate” in the accompanying Consolidated Balance Sheets.

ENCORE ENERGY PARTNERS LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     As discussed in “Note 3. Acquisitions,” ENP completed the acquisition of the Permian and Williston Basin Assets from Encore Operating in February 2008 for total consideration of approximately $125.3 million in cash, including certain post-closing adjustments, and 6,884,776 common units representing limited partner interests in ENP. In determining the total purchase price, the common units were valued at $125 million. However, no accounting value was ascribed to the common units as the cash consideration exceeded Encore Operating’s historical carrying value of the properties. Also as discussed in “Note 3. Acquisitions,” ENP completed the acquisition of the Arkoma Basin Assets from Encore Operating in January 2009 for a purchase price of $49 million in cash, subject to customary adjustments (including a reduction in the purchase price for acquisition-related commodity derivative premiums of approximately $3 million).
     During 2008 and 2007, ENP distributed approximately $49.3 million and $0.8 million, respectively, to EAC and certain executive officers of the General Partner related to quarterly distributions on common units and management incentive units. During 2008 and 2007, ENP distributed approximately $1.2 million and $27 thousand, respectively, to the General Partner as the holder of all 504,851 general partner units.
     As discussed in “Note 7. Long-Term Debt,” during 2007, ENP had a subordinated credit agreement with a subsidiary of EAC, which was repaid in full from a portion of the net proceeds from the IPO.
     Prior to the contribution of the Permian Basin Assets to ENP, the acquisition of the Permian and Williston Basin Assets, and the acquisition of the Arkoma Basin Assets, these properties were wholly owned by EAC and were not separate legal entities. In addition to employee-related expenses, EAC incurred general and administrative expenses related to leasing office space and other corporate overhead expenses during the period these properties were wholly owned by EAC. A portion of EAC’s consolidated general and administrative expenses were allocated to ENP and included in the accompanying Consolidated Statements of Operations based on the respective percentage of BOE produced by the properties in relation to the total BOE produced by EAC on a consolidated basis.
     EAC (through its subsidiaries) contributed $93.7 million to ENP in March 2007. These proceeds were used by ENP, along with proceeds from the borrowings under ENP’s long-term debt agreements, to purchase the Elk Basin Assets. Additionally, EAC (through its subsidiaries) made a non-cash contribution in March 2007 of derivative oil put contracts representing 2,500 Bbls/D of production at $65.00 per Bbl for the period of April 2007 through December 2008. At the date of transfer, the derivative contracts had a fair value of $9.4 million.
Note 14. Subsequent Events — Unaudited
Distributions
     On January 26, 2009, ENP announced a cash distribution for the fourth quarter of 2008 to unitholders of record as of the close of business on February 6, 2009. Approximately $16.8 million was paid on February 13, 2009 to unitholders at a rate of $0.50 per unit.
     On April 27, 2009, ENP announced a cash distribution for the first quarter of 2009 to unitholders of record as of the close of business on May 11, 2009 at a rate of $0.50 per unit. Approximately $16.8 million is expected to be paid to unitholders on or about May 15, 2009.
Amendment to OLLC Credit Agreement
     In March 2009, the borrowing base under the OLLC Credit Agreement was redetermined with no change. Effective March 10, 2009, OLLC amended the OLLC Credit Agreement to, among other things, increase the interest rate margins and commitment fees applicable to loans made under the OLLC Credit Agreement.
     Eurodollar loans under the OLLC Credit Agreement bear interest at the Eurodollar rate plus the applicable margin indicated in the following table, and base rate loans under the OLLC Credit Agreement bear interest at the base rate plus the applicable margin indicated in the following table:

ENCORE ENERGY PARTNERS LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Applicable Margin for	Applicable Margin for
Ratio of Total Outstanding Borrowings to Borrowing Base	Eurodollar Loans	Base Rate Loans
Less than .50 to 1	1.750%	0.750%
Greater than or equal to .50 to 1 but less than .75 to 1	2.000%	0.750%
Greater than or equal to .75 to 1 but less than .90 to 1	2.250%	1.000%
Greater than or equal to .90 to 1	2.500%	1.250%
     The “Eurodollar Rate” for any interest period (either one, two, three, or six months, as selected by ENP) is the rate equal to the British Bankers Association LIBOR Rate for deposits in dollars for a similar interest period. The “Base Rate” is calculated as the highest of: (1) the annual rate of interest announced by Bank of America, N.A. as its “prime rate”; (2) the federal funds effective rate plus 0.5 percent; or (3) during a “LIBOR Unavailability Period,” the “Eurodollar Rate” (for dollar deposits for a one-month term) for such day plus 1.0 percent.
     The following table summarizes the commitment fee percentage under the OLLC Credit Agreement:

Commitment
Ratio of Total Outstanding Borrowings to Borrowing Base	Fee Percentage
Less than .90 to 1	0.375%
Greater than or equal to .90 to 1	0.500%
COPAS Wage Index Adjustment
     Effective April 1, 2009, the administrative fee under ENP’s administrative services agreement with Encore Operating increased to $2.02 per BOE of ENP’s production as a result of the COPAS Wage Index Adjustment.

ENCORE ENERGY PARTNERS LP
SUPPLEMENTARY INFORMATION
Capitalized Costs and Costs Incurred Relating to Oil and Natural Gas Producing Activities
     The capitalized cost of oil and natural gas properties was as follows as of the dates indicated:

	December 31,
	2008	2007
	(in thousands)
Properties and equipment, at cost — successful efforts method:
Proved properties, including wells and related equipment	$542,938	$519,654
Unproved properties	67	298
Accumulated depletion, depreciation, and amortization	(107,616)	(68,773)

	$435,389	$451,179

     The following table summarizes costs incurred related to oil and natural gas properties for the periods indicated:

	Year Ended December 31,
	2008	2007	2006
	(in thousands)
Acquisitions:
Proved properties	$5,827	$353,987	$341
Unproved properties	—	105	103
Asset retirement obligations	—	6,343	6

Total acquisitions	5,827	360,435	450

Development:
Drilling and exploitation	15,034	18,637	5,433
Asset retirement obligations	29	117	17

Total development	15,063	18,754	5,450

Exploration:
Drilling and exploitation	2,272	3,399	39
Other	119	101	—

Total exploration	2,391	3,500	39

Total costs incurred	$23,281	$382,689	$5,939

Oil & Natural Gas Producing Activities — Unaudited
     The estimates of ENP’s proved oil and natural gas reserves, which are located entirely within the United States, were prepared in accordance with guidelines established by the United States Securities and Exchange Commission (“SEC”) and the FASB. Proved oil and natural gas reserve quantities are derived from estimates prepared by Miller and Lents, Ltd., who are independent petroleum engineers.
     Future prices received for production and future production costs may vary, perhaps significantly, from the prices and costs assumed for purposes of these estimates. There can be no assurance that the proved reserves will be developed within the periods assumed or that prices and costs will remain constant. Actual production may not equal the estimated amounts used in the preparation of reserve projections. In accordance with SEC guidelines, estimates of future net cash flows from ENP’s properties and the representative value thereof are made using oil and natural gas prices in effect as of the dates of such estimates and are held constant throughout the life of the properties. Year-end prices used in estimating net cash flows were as follows as of the dates indicated:

	December 31,
	2008	2007	2006
Oil (per Bbl)	$44.60	$96.01	$61.06
Natural gas (per Mcf)	5.62	7.47	5.48

ENCORE ENERGY PARTNERS LP
SUPPLEMENTARY INFORMATION — (Continued)
     Net future cash inflows have not been adjusted for commodity derivative contracts outstanding at the end of the year. The future cash flows are reduced by estimated production and development costs, which are based on year-end economic conditions and held constant throughout the life of the properties, and by the estimated effect of future income taxes due to the Texas margin tax. Future federal income taxes have not been deducted from future net revenues in the calculation of ENP’s Standardized Measure as each partner is separately taxed on his share of ENP’s taxable income.
     There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting future rates of production and timing of development expenditures. Oil and natural gas reserve engineering is and must be recognized as a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in any exact way, and estimates of other engineers might differ materially from those included herein. The accuracy of any reserve estimate is a function of the quality of available data and engineering, and estimates may justify revisions based on the results of drilling, testing, and production activities. Accordingly, reserve estimates are often materially different from the quantities of oil and natural gas that are ultimately recovered. Reserve estimates are integral to management’s analysis of impairments of oil and natural gas properties and the calculation of DD&A on these properties.
     ENP’s estimated net quantities of proved oil and natural gas reserves were as follows as of the dates indicated:

	December 31,
	2008	2007	2006
Proved reserves:
Oil (MBbls)	16,856	21,590	4,263
Natural gas (MMcf)	64,760	69,111	65,088
Combined (MBOE)	27,649	33,108	15,111
Proved developed reserves:
Oil (MBbls)	15,077	19,333	3,814
Natural gas (MMcf)	57,540	59,192	58,112
Combined (MBOE)	24,667	29,198	13,499
     The changes in ENP’s proved reserves were as follows for the periods indicated:

		Natural	Oil
	Oil	Gas	Equivalent
	(MBbls)	(MMcf)	(MBOE)
Balance, December 31, 2005 (a)	4,235	72,980	16,399
Purchases of minerals-in-place	17	—	17
Extensions and discoveries	48	2,225	419
Revisions of previous estimates	274	(5,600)	(660)
Production	(311)	(4,517)	(1,064)

Balance, December 31, 2006 (a)	4,263	65,088	15,111
Purchases of minerals-in-place	17,382	3,200	17,915
Extensions and discoveries	425	7,348	1,650
Revisions of previous estimates	974	(2,059)	630
Production	(1,454)	(4,466)	(2,198)

Balance, December 31, 2007 (a)	21,590	69,111	33,108
Purchases of minerals-in-place	12	2,471	424
Extensions and discoveries	37	2,747	495
Revisions of previous estimates	(3,112)	(4,659)	(3,888)
Production	(1,671)	(4,910)	(2,490)

Balance, December 31, 2008 (a)	16,856	64,760	27,649

(a)	Includes 10,568 MBOE, 6,871 MBOE, and 7,115 MBOE of proved reserves as of December 31, 2007, 2006, and 2005, respectively, associated with the Permian and Williston Basin Assets ENP acquired from EAC in February 2008. Also includes 1,585 MBOE, 1,510 MBOE, 1,952 MBOE, and 1,874 MBOE of proved reserves as of December 31, 2008, 2007, 2006, and 2005, respectively, associated with the Arkoma Basin Assets ENP acquired from EAC in January 2009. The acquisitions of these assets were accounted for as transactions between entities under common control, similar to a pooling of interests, whereby ENP’s historical financial information and proved reserve volumes were recast to include the acquired properties for all periods presented.

ENCORE ENERGY PARTNERS LP
SUPPLEMENTARY INFORMATION — (Continued)
     ENP’s standardized measure of discounted estimated future net cash flows was as follows as of the dates indicated:

	December 31,
	2008	2007	2006
	(in thousands)
Future cash inflows	$956,611	$2,177,171	$569,841
Future production costs	(467,049)	(733,153)	(190,437)
Future development costs	(36,361)	(40,244)	(13,588)
Future abandonment costs, net of salvage	(23,298)	(23,930)	(3,168)
Future income tax expense	(61)	(5,866)	(1,714)

Future net cash flows	429,842	1,373,978	360,934
10% annual discount	(207,883)	(682,534)	(199,947)

Standardized measure of discounted estimated future net cash flows	$221,959	$691,444	$160,987

     The changes in ENP’s standardized measure of discounted estimated future net cash flows were as follows for the periods indicated:

	Year Ended December 31,
	2008	2007	2006
	(in thousands)
Net change in prices and production costs	$(424,027)	$91,105	$(95,614)
Purchases of minerals-in-place	5,693	484,207	265
Extensions, discoveries, and improved recovery	3,757	25,399	4,685
Revisions of previous quantity estimates	(33,035)	19,733	(5,117)
Production, net of production costs	(50,897)	(106,942)	(29,449)
Development costs incurred during the period	9,577	17,542	3,898
Accretion of discount	69,145	16,099	27,422
Change in estimated future development costs	(5,694)	(28,465)	1,670
Net change in income taxes	2,716	(2,071)	(194)
Change in timing and other	(46,720)	13,850	(20,794)

Net change in standardized measure	(469,485)	530,457	(113,228)
Standardized measure, beginning of year	691,444	160,987	274,215

Standardized measure, end of year	$221,959	$691,444	$160,987

ENCORE ENERGY PARTNERS LP
SUPPLEMENTARY INFORMATION — (Continued)
Selected Quarterly Financial Data — Unaudited
     The following table sets forth selected quarterly financial data for the periods indicated:

	Quarter
	First	Second	Third	Fourth
	(in thousands, except per unit data)
2008
Revenues	$49,245	$62,577	$58,258	$26,383
Operating income (loss)	$7,291	$(41,442)	$99,943	$120,278
Net income (loss)	$5,585	$(43,025)	$97,872	$118,150

Net income (loss) allocation:
Limited partners’ interest in net income (loss)	$(246)	$(45,441)	$89,716	$115,332
General partner’s interest in net income (loss)	$(36)	$(735)	$1,444	$1,843

Net income (loss) per common unit:
Basic	$(0.01)	$(1.45)	$2.86	$3.68
Diluted	$(0.01)	$(1.45)	$2.86	$3.49

2007
Revenues	$16,042	$33,456	$35,181	$40,308
Operating income	$1,853	$7,350	$3,052	$(1,869)
Net income (loss)	$361	$1,988	$(1,809)	$(2,738)

Net loss allocation:
Limited partners’ interest in net loss			$(7,685)	$(11,193)
General partner’s interest in net loss			$(161)	$(234)

Net loss per common unit:
Basic			$(0.33)	$(0.47)
Diluted			$(0.33)	$(0.47)
     The table above presents the allocation of net income (loss) to the limited partners for the period subsequent to the IPO and displays EPU for the applicable periods. For periods prior to the IPO, ENP was wholly owned by EAC, other than management incentive units owned by certain executive officers of the General Partner. Accordingly, EPU is not presented for those periods.
     As discussed in “Note 2. Summary of Significant Accounting Policies” and “Note 9. Earnings Per Common Unit,” ENP adopted EITF 07-4 and FSP EITF 03-06-1 on January 1, 2009 and all periods have been restated to calculate EPU in accordance with these new pronouncements.